Exhibit 99.1

FOR IMMEDIATE RELEAES

VOXX INTERNATIONAL CORPORATION’S SUBSIDIARY, PREMIUM AUDIO COMPANY, LLC, ENTERS INTO JOINT VENTURE AGREEMENT WITH SHARP CORPORATION; JOINT VENTURE TO ACQUIRE THE AUDIO/VIDEO BUSINESS OF ONKYO HOME ENTERTAINMENT CORPORATION

ORLANDO, FL. – June 28, 2021 — VOXX International Corporation (NASDAQ: VOXX) (“VOXX” or the “Company”), a leading manufacturer and distributor of automotive and consumer technologies for the global markets, today announced that its wholly-owned subsidiary, Premium Audio Company, LLC, and Sharp Corporation (“Sharp”) have successfully entered into a joint venture (the “JV”) to acquire certain assets of the audio/video business of Onkyo Home Entertainment Corporation (“Onkyo”). This follows the Asset Purchase Agreement signed by the parties as announced on June 3, 2021.

The proposed transaction was approved by Onkyo shareholders at its Ordinary General Meeting of Shareholders held on June 25, 2021 and was previously approved by Onkyo’s Board of Directors. The total purchase price for the transaction is $30.8 million, plus the assumption of certain liabilities and future payment of commissions to Onkyo on certain product sales. Premium Audio Company will own approximately 75% and Sharp will own approximately 25% of the JV.

Premium Audio Company will handle distribution worldwide and be responsible for all sales and marketing activities. Sharp, though its manufacturing facility in Malaysia, will be responsible for manufacturing. The acquisition will provide the JV with ownership of the brands, intellectual property, engineering, and manufacturing rights of the Onkyo and Integra brands. Further, VOXX International has entered into a new licensing agreement with Pioneer Corporation and per this licensing agreement, Premium Audio Company will market and sell the Pioneer and Pioneer Elite brands worldwide, excluding the Peoples Republic of China.

Onkyo Home Entertainment Corporation is a leader in the audio and video home entertainment industry, with one of the most respected names in home theater systems. Onkyo markets and sells a variety of products under the Onkyo and Integra brands in home audio, lifestyle audio, hi-fi components, and speaker systems, all of which VOXX, through the joint venture between Premium Audio Company and Sharp, will now own. Further, licensed products from Pioneer will include audio/video receivers and sound bars for home use and home-theater systems.

Pat Lavelle, President and Chief Executive Officer of VOXX International stated, “This is another milestone for VOXX and our shareholders, as we have aligned with a strong manufacturing partner in Sharp, while adding powerful brands, products and engineering capabilities to our Company. It will take time to ramp up production and secure parts, given near-term industry headwinds, but believe this transaction will lead to significant growth and improved profitability in the years ahead. In fiscal 2022, we anticipate net sales of approximately $50.0 million, with upside thereafter as we leverage our distribution domestically and abroad. We look forward to welcoming the Onkyo team to the VOXX family.”

Finalization of the transaction is subject to customary and regulatory closing conditions and is expected to be consummated on or before August 30, 2021.

About VOXX International Corporation
VOXX International Corporation (NASDAQ: VOXX) has grown into a leader in Automotive Electronics and Consumer Electronics, with emerging Biometrics technology to capitalize on the increased need for advanced security. Over the past several decades, with a portfolio of approximately 35 trusted brands, VOXX has built market-leading positions in in-vehicle entertainment, automotive security, reception products, a number of premium audio market segments, and more. VOXX is a global company, with an extensive distribution network that includes power retailers, mass merchandisers, 12-volt specialists and many of the world's leading automotive manufacturers. For additional information, please visit our website at www.voxxintl.com.

Safe Harbor Statement

Except for historical information contained herein, statements made in this release constitute forward-looking statements and thus may involve certain risks and uncertainties. All forward-looking statements made in this release are based on currently available information and the Company assumes no responsibility to update any such forward-looking statements. The following factors, among others, may cause actual results to differ materially from the results suggested in the forward-looking statements. The factors include, but are not limited to the: risk factors described in the Company's annual report on Form 10-K for the fiscal year ended February 28, 2021, and other filings made by the Company from time to time with the SEC. The factors described in such SEC filings include, without limitation: the impact of the COVID-19 outbreak on the Company's results of operations, the Company's ability to realize the anticipated results of its business realignment; cybersecurity risks; risks that may result from changes in the Company's business operations; our ability to keep pace with technological advances; significant competition in the automotive electronics, consumer electronics and biometrics businesses; our relationships with key suppliers and customers; quality and consumer acceptance of newly introduced products; market volatility; non-availability of product; excess inventory; price and product competition; new product introductions; foreign currency fluctuations; and restrictive debt covenants. Many of the foregoing risks and uncertainties are, and will be, exacerbated by the COVID-19 pandemic and any worsening of the global business and economic environment as a result. The Company assumes no obligation and does not intend to update these forward-looking statements.

Investor and Media Relations Contact:

Glenn Wiener, GW Communications (for VOXX)

Tel: 917-887-8434

Email: gwiener@GWCco.com

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